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Investor Contact:                      Media Contact:
Jim Hurley/Chief Financial Officer     Stephanie Pillersdorf/Tracy Greenberger/
ROHN industries, Inc.                  Jamie Tully
309-633-6834                           Citigate Sard Verbinnen
                                       212-687-8080

          ROHN INDUSTRIES COMMENTS ON OUTLOOK FOR BALANCE OF 2001
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     PEORIA, IL, AUGUST 24, 2001 -- ROHN Industries, Inc. (NASDAQ: ROHN),
a leading provider of infrastructure equipment for the telecommunications industry, today provided updated information regarding its outlook for the balance of 200l. The Company stated that due to the continuing volatility in the global telecommunications industry, ROHN is not confident that it will achieve its previously announced guidance, including the lowered guidance indicated in its press release issued on August 13, 2001, and currently is not in a position to issue new guidance for the remainder of the year.

     President and Chief Executive Officer Brian B. Pemberton said that the Company's conclusion that it could no longer stand behind its previously announced guidance and its subsequent decision not to issue new guidance at this time was primarily the result of information received by the Company in late July and the first half of August. Pemberton indicated that during this period the Company became aware of a number of factors negatively impacting its customer base as a result of the turmoil in the telecommunications industry.

     "The diminished availability of capital is significantly delaying infrastructure build-outs and reducing order rates across our product lines," said Pemberton. "Several tower customers are now using their limited capital to upgrade their systems instead of constructing new sites, while others are drawing down their existing inventories of towers and enclosures. All of these factors are reflected in our current order intake rate, which, until recently, had been in line with historical patterns through the first half of the year and the majority of July, but which has since declined substantially."

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     "Available frequencies have also affected the pace of infrastructure development," added Pemberton. "There is a significant amount of bandwidth currently under dispute in the federal courts. Until the ownership of this bandwidth is confirmed, it will be unavailable for use, potentially slowing the build-out plans of our customers. In addition, the widely expected implementation of 3G technology has been delayed, resulting in a decreasing growth rate of tower space utilization, further slowing the demand for new infrastructure. The dramatic slowdown of fiber optic deployment has significantly reduced the incoming order rate in our enclosure division that previously received approximately 75% of its revenue from this segment -- we have not yet seen equipment order levels return to historical rates. These changes in customer ordering habits make it extremely difficult to predict revenue and earnings for the remainder of 2001."

     "Lastly, due to the reduction and deferral of capital spending by our target customer base, we are seeing more aggressive pricing by our competition, causing further downward pressure on margins."

     Pemberton noted that the foregoing are all external factors impacting ROHN's business. "We will seek to tightly control our costs by undertaking an in-depth review of all our expenses and reducing all non-essential spending, and will also seek new revenues from alternative sources and strive to become the supplier of choice by meeting our customers' overall needs, including last-minute inventory schedules. ROHN expects to continue to make investments to maintain its position as a market leader by taking steps to enhance customer service, reduce order quoting turnaround time, increase engineering capabilities, improve production efficiency, reduce lead time and lower overall distribution costs."

     Pemberton pointed out that "Despite economic turmoil, we continue to gain market share and are well positioned for both the long and short term horizons. ROHN offers the highest-quality products and services -- we have been in business for over 50 years and intend to be here when the industry rebounds. We remain convinced that the expansion of 3G wireless will take place in the future; as one of the market leaders and the only full-line infrastructure supplier to the industry, we are confident that we will receive a substantial portion of those future orders."

     ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industries. Its products are used in

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cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The Company's products and services include towers, equipment enclosures/shelters, design and construction, cabinets, poles and antennae mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; Bessemer, Alabama; Casa Grande, Arizona; and Mexico City, Mexico.

Statements  in this  press  release  include  "forward-looking  statements"
within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our success in expanding our Casa Grande, Arizona, enclosure facility and starting-up our Peoria, Illinois, pole facility; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

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